Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

For Immediate Release

CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS
THIRD QUARTER RESULTS

Minneapolis, MN, December 20, 2005 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its third quarter and nine months ended November 26, 2005.

For the third quarter, net income increased 14% to $8.7 million, or $0.24 per diluted share, compared with $7.6 million, or $0.21 per diluted share, as restated for lease accounting changes, in the prior period.  Net sales for the third quarter increased 8% to $130.5 million from $120.6 million last year, while same-store sales declined 2% during the quarter.

For the nine months ended November 26, 2005, net income was $23.7 million, or $0.66 per diluted share, compared with $23.2 million, or $0.63 per diluted share as restated for lease accounting changes, in the prior year period.  Net sales for the nine month period increased 14% to $363.9 million from $319.6 million last year, while same-store sales rose 1%.  As of November 26, 2005 the Company operated 707 stores compared to 648 stores at November 27, 2004.

Joe Pennington, Chief Executive Officer of Christopher & Banks Corporation commented, “We are pleased that our third quarter merchandise margins improved over last year levels, contributing to a 14% increase in net income.  Our inventories continue to be well managed and we finished the third quarter with approximately 13% less in-store inventory on a square foot basis compared to the same period last year.”

Mr. Pennington concluded, “Based on performance to date and our expectations for the balance of the month, we anticipate that December same-store sales will be flat to up 2% with merchandise margins solidly above last year levels.”

The Company anticipates that it will incur a pre-tax charge of approximately $1.4 million in the fourth quarter related to remaining contractual payments to Bill Prange who recently resigned as the Company’s Chairman and Chief Executive Officer.  After taking this charge into account, the Company expects fourth quarter earnings per diluted share will range from $0.14 to $0.15 compared to $0.11 in the prior year period.

The Company will discuss its third quarter results in a conference call scheduled for today, December 20, 2005, at 5:00 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Same-store sales for the Company’s fiscal month ending December 24, 2005 will be reported on December 29, 2005 before the market opens.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 707 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 504 Christopher & Banks stores, 179 C.J. Banks stores and 24 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Tables Follow

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE THREE AND NINE MONTHS ENDED

NOVEMBER 26, 2005 AND NOVEMBER 27, 2004

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 26, 2005	November 27, 2004	November 26, 2005	November 27, 2004
		(Restated)		(Restated)

Net sales	$130,453	$120,592	$363,937	$319,590

Costs and expenses:
Merchandise, buying and occupancy	78,066	75,139	216,921	192,647
Selling, general and administrative	33,783	29,043	95,740	78,126
Depreciation and amortization	4,712	4,154	13,734	11,775
Total costs and expenses	116,561	108,336	326,395	282,548

Operating income	13,892	12,256	37,542	37,042

Interest income	449	190	1,236	689

Income before income taxes	14,341	12,446	38,778	37,731

Income tax provision	5,613	4,804	15,046	14,564

Net income	$8,728	$7,642	$23,732	$23,167

Basic earnings per share:
Net income	$0.24	$0.21	$0.66	$0.63

Basic shares outstanding	35,945	35,680	35,844	36,526

Diluted earnings per share:
Net income	$0.24	$0.21	$0.66	$0.63

Diluted shares outstanding	36,181	36,161	36,165	37,066

Dividends per share	$0.04	$0.04	$0.08	$0.08

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE BALANCE SHEET

(in thousands)

	November 26, 2005	November 27, 2004
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,740	$18,313
Short-term investments	36,830	23,000
Merchandise inventories	42,918	48,325
Other current assets	12,479	16,142
Total current assets	124,967	105,780

Property, equipment and improvements, net	117,482	112,871

Other assets:
Goodwill	3,587	3,587
Other	924	968
Total other assets	4,511	4,555

Total assets	$246,960	$223,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,311	$12,118
Accrued liabilities	20,237	16,637
Total current liabilities	28,548	28,755

Other liabilities:
Deferred lease incentives	20,203	20,951
Other	12,638	12,895
Total other liabilities	32,841	33,846

Stockholders’ equity:
Common stock	428	425
Additional paid-in capital	63,961	60,859
Retained earnings	181,758	159,897
Common stock held in treasury	(60,576)	(60,576)
Total stockholders’ equity	185,571	160,605

Total liabilities and stockholders’ equity	$246,960	$223,206

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